AMENDMENT TO

ADMINISTRATION AGREEMENT

THIS AMENDMENT is made as of December 4, 2018, by and between J.P. Morgan Investment Management Inc., a successor in interest of JPMorgan Funds Management, Inc., and J.P. Morgan Exchange-Traded Fund Trust (the “Trust”), to the Administration Agreement between the Trust and J.P. Morgan Investment Management Inc.

WHEREAS, the parties hereto wish to amend the Agreement to add certain services to be performed for the Trust.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

1. Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2. As of the date of the Amendment, Article 2. Paragraph q. is hereby replaced with the following:

q.	Prepare and file periodic reports to shareholders and the Commission on (a) Form N-PORT; and (b) Form N-CEN; or any replacement forms therefor;

3. As of January 1, 2019, Schedule A to the Agreement will be revised to reflect a decrease in the annual fees to be paid to J.P. Morgan Investment Management Inc. to 0.075% of the average daily net assets of each Fund.

4. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

J.P. Morgan Investment Management Inc.

By:
Name:
Title:

J.P. Morgan Exchange-Traded Fund Trust

By:
Name:
Title: